EXHIBIT 21

Private Media Group, Inc. Subsidiaries

Name of Subsidiary	Place of Incorporation

Cine Craft, Ltd.	GIBRALTAR

Coldfair Holdings Limited	CYPRUS

Fraserside Holdings Ltd.	CYPRUS

Peach Entertainment Distribution AB	SWEDEN

Milcap Media Group S.L.	SPAIN

Private Media Group Services S.L.	SPAIN

Milcap Publishing Group Italy Srl	ITALY

Private Benelux B.V.	THE NETHERLANDS

Private France SAS	FRANCE

Private North America, Ltd.	U.S. (California)

Barbuda B.V.	THE NETHERLANDS

Ceresland S.L.	SPAIN

Private Media Group Canada, Inc.	CANADA